State of Delaware Secretary of State Division of Corporations Delivered 12:18 PM 09/30/2013 FILED 11:53 AM 09/30/2013 SRV 131142186 – 5406800 FILE

CERTIFICATE OF FORMATION

OF

NEXPOINT CAPITAL, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is NexPoint Capital, LLC.

SECOND: The name of the registered agent and the address of the registered office of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808.

Dated: September 30, 2013	Marian T. Ryan Authorized Person